Employment Agreement

between

Flagstone Reassurance Suisse SA
Rue du College 1, CH-1945 Martigny

(the “Company”)

and

Frederic Traimond
Avenue de la Harpe 5
1007 Lausanne
Switzerland

This Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Employee under Swiss law, if any.

1.             FUNCTION AND FIELD OF ACTIVITY

The Employee is employed as Chief Operating Officer for the Company. The description of the Employee’s field of activity as well as his duties and responsibilities, is an integral part of this Agreement (ANNEX 1).

The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee’s education and knowledge.

2.             RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The Company’s articles of incorporation and regulations, to be issued by the board and as amended from time to time, are an integral part of this Agreement. These articles are to be provided to the Employee.

3.             REPORTING

The Employee shall regularly report to the Chief Executive Officer. Annex 1 contains a detailed description of the Employee’s obligations.

4.             CONFLICT OF INTERESTS

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to his position with the Company.  In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company.

The Employee shall not engage in any other business activities without a written board resolution.  In case of non-remunerated activities a written board resolution shall only be required in case such activities could affect the Company’s interests or the Employee’s performance.

The participation as a shareholder in the share capital of another company which is not in competition with the Company is authorized if no entrepreneurial influence is exercised.  The Employee is obliged to inform the board of transactions in the shares of other insurers/reinsurers.

5.             TERM AND STARTING DATE

This Employment Agreement is concluded for an indefinite duration. The Employee shall start working on or before August 1, 2007.

This Employment Agreement may be terminated by either party upon three months’ notice, effective as of the end of the month. The Company will not give notice before July 31, 2009, other than for Cause.

6.             PROBATION PERIOD

None.

7.             WORKING HOURS

The Employee shall devote his full working capacity exclusively to the Company.

8.             SALARY

The gross salary amounts to CHF 200,000 per year, payable in 12 monthly installments.

This amount includes all compensation for overtime.

9.             BONUS

The Employee may be considered for a bonus in the range 0 - 25 % of his gross salary earned, which is discretionary and conditional upon his performance, conduct and the profitability of the Company. The bonus settlement will not take place before the year end result is approved by the general assembly.

10.           EXPENSES

The Company shall cover all reasonable expenses (traveling and hotel expenses, expenses for invitations etc.) which arise in connection with the Employee’s activities for the Company. The Staff Policy Manual as amended from time to time contains further rules regarding reimbursement of expenses.

If the employee take up fiscal residence in the Canton of Valais, the employer will bear an additional Euros 10,000 per annum of such expenses and additionally will reimburse Euros 15,000 of initial relocation expenses.

11.           SOCIAL SECURITY CONTRIBUTIONS

The Employee and the Company shall each pay half of the contributions for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee’s contributions are deducted by the Company from his gross salary and a possible bonus payment.

12.           PENSION PLAN

The Employee shall participate in the Company’s pension plan. The Plan is detailed in Staff Policy Manual.

13.           ILLNESS

In case of the Employee’s inability to perform his duties under this Employment Agreement due to illness, the Employee shall continue to receive his salary for a maximum period of three months. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

14.           ACCIDENT

The Employee is insured for occupational as well as non-occupational accidents according to the mandatory Swiss accident insurance (UVG). The contributions for the non-occupational accident insurance shall be paid the by the Employee. The Company may deduct the Employee’s contributions from his gross salary.

The continuation of salary payment in case of accident is determined by Art. 324a and 324b of the Swiss Code of Obligations. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

15.           DEATH

In case of the Employee’s death the Company shall pay to his wife or his minor children, or, in the absence of these heirs, other persons to whom the Employee fulfilled an obligation of support, the salary for the month of death and for the three consecutive months. Such payment shall include the Company’s obligations under Art. 338 of the Swiss Code of Obligations.

16.           VACATION

The Employee is entitled to 4 weeks of paid vacation (20 working days) per year. Vacation is pro-rated for the first year.

The Employee shall further be entitled to receive his salary at public holidays which apply in the Canton of Valais.

17.           CONFIDENTIALITY, TRADE SECRETS

All manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Employee by the Company or any of its employees and which the Employee gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for his own benefit or for the benefit of any person other than the Company.

18.           INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him a special appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Employee creates while performing his employment activity, whether during the performance of his contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.           MISCELLANEOUS

This Agreement together with Annexes and any other signed agreements of like date form the entire contract between the Employee and the Company. Amendments to this Employment Agreement shall only be valid if made in writing. E-mails shall not form any part of this contract or any amendment thereto; however documents exchanged electronically but signed by hand shall constitute valid contracts and amendments.

Should any provision of this Employment Agreement be fully or partially invalid or ineffective, the other provisions or parts shall remain valid and in full force and effect. In such event, the invalid or ineffective provision or part shall be replaced by a provision which best reflects the economic intentions of the parties without being invalid or ineffective, having due regard to the subject and purposes of this Employment Agreement.

20.           APPLICABLE LAW

This Employment Agreement is subject to Swiss law.

21.           ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Place, Date:  Lausanne, 17 avril 2007

/s/ David Brown
David Brown
Director

/s/ Frederic Traimond
Employee

ANNEXES

Staff Policy Manual

Annex 1

Description of Field of Activity as well as Duties and Responsibilities

Principal responsibilities will be the following:

Fulfill all aspects associated with the senior management position of COO, reporting to local CEO.

Guide and assist the Swiss Entity throughout the initial development in Martigny and Zurich in close cooperation with local CEO and CUO of Swiss operation and CEOI/CUOI:
●	This will require dealing with many varied tasks as they appear - all associated with a start up operation.

Assist the local CEO and the Board in development of strategy for Swiss operations:
●	Analysis of the European underwriting opportunities and other business ideas in collaboration with the underwriting team (new lines of business and acquisitions).
●	Assist and coordinate business planning in close cooperation with local CEO, CUO and CFO.

Contribute to the overall business production initiative:
●	Support Underwriting and Actuarial department in the business development.
●	Ensure we create the correct platform in Martigny for each lines of Business - for example Aviation and Space under CUO and Andreas Peter’s guidance.

Assist and monitor different risk aspects of the Entity:
●	Head of Risk Management, Finance and Operations Committee.
●	Implementation of the local Risk Management and particularly the Swiss Solvency Test.
●	Reserving process and quarterly estimations.

Develop and guide local HR in close cooperation with CEO and HR Manager of the Group:
●	Ensure the correct implementation of Group rules and methodologies.
●	Coordinate the hiring requirements for Switzerland.

Develop and guide in procedurising the areas of monitoring, reporting and finance for the Swiss operations:
●	Ensure Swiss offices (Martigny and Zurich) and their employees are fully up to date on the current tools available and all systems used within Flagstone.
●	Coordinate any onsite training that may be required.

The above list is purely indicative and allocated tasks can evolve along with the needs of the Company.

Martigny, 1st November 2007

/s/

-------ENDS-------